PURCHASE AGREEMENT

                  Credit Suisse Opportunity Funds (the "Trust"), a statutory trust organized under the laws of the State of Delaware, with respect to the Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive (the "Funds"), and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Trust offers CSAM and CSAM hereby purchases three shares of beneficial interest in each of the Funds, which for each Fund shall consist of one Class A Share, one Class C Share and one Common Class Share, having a par value $.001 per share, at a price of $10.00 per share (the "Initial Shares"), the Funds agreeing to waive the initial sales charge and any contingent deferred sales charge on such purchases. CSAM hereby acknowledges receipt of the certificates representing the Initial Shares, and the Trust hereby acknowledges receipt from CSAM of $90.00 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

                  3. CSAM agrees that if any holder of the Initial Shares of a Fund redeems it before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses with respect to that Fund. The parties hereby acknowledge that any shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Funds.

                  4. The Trust and CSAM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Funds, will be liable for any claims against any other series.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of October, 2005.

                                                 CREDIT SUISSE OPPORTUNITY FUNDS

                                                 By:   /s/J. Kevin Gao
                                                       ----------------
                                                 Name:    J. Kevin Gao
                                                 Title:   Vice President and
                                                          Secretary

Attest:

/s/Karen Regan
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                       CREDIT SUISSE ASSET MANAGEMENT, LLC
                                    By:    /s/Ajay Mehra
                                           -------------
                                    Name:  Ajay Mehra
                                    Title: Director and Secretary

Attest:


/s/Karen Regan
--------------